Exhibit 23.1.

Consent of Deloitte & Touche LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2006, relating to the financial statements and financial statement schedule of j2 Global Communications, Inc. and of our report dated March 24, 2006 on internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in the Annual Report on Form 10-K of j2 Global Communications, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche, LLP
Los Angeles, California

June 26, 2006